                                  SCHEDULE 13G

                                 (Rule 13d-102)

Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           WSFS Financial Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock $.01 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    929328102
             ------------------------------------------------------
                                 (CUSIP Number)

                                September 6, 2000
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  o        Rule 13d-1(b)

                 /X/       Rule 13d-1(c)

                  o        Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-------------------------------                    -----------------------------
CUSIP NO.   929328102                13G                 Page 2 of 4 Pages
          ---------------
-------------------------------                    -----------------------------

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   1       NAME OF REPORTING PERSON  Peninsula Capital Partners, L.P.
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           54-1967939

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   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]
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   3       SEC USE ONLY


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   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           404 B East Main St., Charlottesville, Va. 22902
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                             5      SOLE VOTING POWER

                                    815,811(1)
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER

                                    815,811(1)

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           815,811(1)
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]

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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.76%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IV
--------------------------------------------------------------------------------

Item 1.
       (a) Name of Issuer:  WSFS Financial Corporation

       (b) Address of Issuer's Principal Executive Offices:
           838 Market Street, Wilmington, DE, 19899
Item 2.

       (a) Name of Person Filing:  Peninsula Capital Partners, L.P.

       (b) Address of Principal Business Office or, if none, Residence:
           404B East Main Street, Charlotesville, VA 22902

       (c) Citizenship: United States

       (d) Title of Class of Securities:  Common Stock

       (e) CUSIP Number:  N/A

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a) o Broker or Dealer registered under Section 15 of the Act

       (b) o Bank as defined in section 3(a)(6) of the Act

       (c) o Insurance Company as defined in section 3(a)(19) of the act

       (d) o Investment Company registered under section 8 of the Investment Company Act

       (e) o Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

       (f) o Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

       (g) o Parent Holding Company, in accordance with ss. 240.13d-1(b)(ii)(G) (Note: See Item 7)

       (h) o Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership

       (a) Amount Beneficially Owned: 815,811(1)

       (b) Percent of Class: 7.76%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote: 815,811(1)

           (ii)  shared power to vote or to direct the vote

           (iii) sole power to dispose or to direct the disposition of:
                 815,811(1)





(1) Includes 9,311 shares of the issuer's common stock, held by R. Ted Weschler, who is the Managing Member of the General Partner of Peninsula Capital Partners, L.C. Also includes 2,000 shares of common stock which options granted to Mr. Weschler are exercisable for.

           (iv)  shared power to dispose or to direct the disposition of

Item 5. Ownership of Five Percent or Less of a Class

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
         N/A

Item 8.  Identification and Classification of Members of the Group
         N/A

Item 9.  Notice of Dissolution of Group
         N/A

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                           September 22, 2000
                           ---------------------------------------------------
                                                  Date

                           Peninsula Capital Partners, L.P. by R. Ted Weschler
                           ---------------------------------------------------
                                                  Name

            /s/ R. Ted Weschler on behalf of Peninsula Capital Partners, L.P.
            ------------------------------------------------------------------
                                             Signature

            R. Ted Weschler, Managing Member of General Partner
            ------------------------------------------------------------------
                                              Name/Title